UNITED STATES

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Covidien Ltd.

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[The excerpt below is from the question and answer portion of the Covidien Ltd. earnings conference call on January 26, 2009. In connection with Covidien’s proposed Irish reorganization, Covidien intends to file with the SEC a proxy statement and mail the proxy statement to its shareholders. Shareholders are urged to read such proxy statement when it becomes available because it will contain important information. The proxy statement will be, and other documents filed or to be filed by Covidien with the SEC are or will be, available free of charge at the SEC’s web site (www.sec.gov) and at Covidien’s web site (www.covidien.com).

Covidien and its directors and executive officers and other persons may be deemed participants in the solicitation of proxies in connection with the proposed reorganization. Information about the direct or indirect interests of the participants, by security holdings or otherwise, is available in Covidien’s Annual Report on Form 10-K for the year ended September 26, 2008 and proxy statement for Covidien’s 2009 annual meeting, which were filed on November 21, 2008 and January 22, 2009, respectively, and will be available in the proxy statement to be filed in connection with the reorganization.]

Q. Frederick Wise (Leerink Swann-Analyst)—The S&P 500 issue, the move to Ireland from Bermuda; any insight into how S&P is going to view this transitional change relative to Covidien and when we can we assume this is resolved or settled?

A. Coleman Lannum (Covidien-Vice President, Investor Relations)—It’s a fairly good question because we got a lot of questions around that. Let me throw a couple of things your way. First of all, it is important to understand that we, as a company, have absolutely no influence whatsoever on what kind of index that we are in and out of, that’s completely an independent decision made by the S&P people. They don’t let us know what they’re going to do, and you might expect, they keep those things fairly close to the vest. A couple of things to think about though; first of all from talking to all of you, the people in the investment community, I think, you overwhelmingly do think of us as being a US company, our shareholders think of us that way, and I think regardless of what happens from the S&P 500 or Russell or anything in the other index, I think just given our large exposure to the US market, the fact that we compete so much with what you have in US companies, and the fact that we’re such a big med-tech player, it means that most managers will probably continue to benchmark us as a US-based company whether we are based in Bermuda or whether we are based in Ireland. Still though, I think the real key is, people are of course worried about the technical event as to what could happen in trading of the shares should they come up for sale, should S&P decide to delete us. Again, that’s a decision, they’re not going to tell us about it, we’ll just have to wait and see what they decide. I would note again two things to keep in mind, one is we think that the facts around our situation are truly unique and unprecedented in the way that we’re putting this situation together and that our new headquarters in Ireland will be something that S&P will have to look at independently that they haven’t seen quite before, and then the second point is that ultimately because of the way we’re putting this together, it is going to take a little bit of time. From a time-line standpoint, you should expect a proxy to come out some time in the next month or so with more details surrounding the move to Ireland, and as we expect the shareholders vote to take place some time in the April or May timeframe. In the past, S&P has waited until after shareholder vote before making a final decision, again we have no reason to think it will be any different this time. Hopefully that’s helpful.